Exhibit 99.1

     Gulf Island Fabrication, Inc. Reports Third Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--Oct. 25, 2007--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $10.0 million ($.70 diluted EPS) on revenue of $124.9 million for its third quarter ended September 30, 2007, compared to net income of $10.0 million ($.72 diluted EPS) on revenue of $89.7 million for the third quarter ended September 30, 2006. Net income for the first nine months of 2007 was $22.3 million ($1.56 diluted EPS) on revenue of $371.8 million, compared to net income of $17.6 million ($1.27 diluted EPS) on revenue of $236.2 million for the first nine months of 2006.

    The company had a revenue backlog of $245.2 million and a labor backlog of approximately 2.7 million man-hours remaining to work, which consist of work remaining at September 30, 2007 and commitments received since September 30, 2007.




                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)
                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
Cash and short-term investments                $    4,178   $   10,302
Total current assets                              140,130       94,765
Property, plant and equipment, at cost, net       178,962      155,440
Total assets                                      319,793      251,448
Total current liabilities                          77,112       40,214
Debt                                               10,990            0
Shareholders' equity                              220,917      200,756
Total liabilities and shareholders' equity        319,793      251,448


    The management of Gulf Island Fabrication, Inc. will hold a conference call tomorrow October 26, 2007 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended September 30, 2007. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing
1.888.668.1642. A digital rebroadcast of the call is available two hours after the call and ending November 2, 2007 by dialing 1.888.203.1112, replay passcode: 6249930.

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs, FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLP's , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.




                    GULF ISLAND FABRICATION, INC.
            CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               ---------- -------- --------- ---------

Revenue                        $ 124,900  $89,733  $371,845  $236,219
Cost of revenue                  106,904   72,843   331,196   204,801
                               ---------- -------- --------- ---------
Gross profit                      17,996   16,890    40,649    31,418
General and administrative
 expenses                          2,771    2,585     7,888     6,787
                               ---------- -------- --------- ---------
Operating income                  15,225   14,305    32,761    24,631

Other income (expense):
  Interest expense                   (14)    (173)      (33)     (462)
  Interest income                     63       98       343       271
  Other                               (5)      77       (10)    1,062
                               ---------- -------- --------- ---------
                                      44        2       300       871
                               ---------- -------- --------- ---------

Income before income taxes        15,269   14,307    33,061    25,502

Income taxes                       5,229    4,267    10,745     7,905
                               ---------- -------- --------- ---------


Net income                     $  10,040  $10,040  $ 22,316  $ 17,597
                               ========== ======== ========= =========


Per share data:

  Basic earnings per share:    $    0.71  $  0.72  $   1.58  $   1.28
                               ========== ======== ========= =========

  Diluted income per share:    $    0.70  $  0.72  $   1.56  $   1.27
                               ========== ======== ========= =========


     Weighted-average shares      14,170   13,948    14,150    13,743
     Effect of dilutive
      securities: employee
      stock options                  114       92       122       110
                               ---------- -------- --------- ---------
     Adjusted weighted-average
      shares                      14,284   14,040    14,272    13,853
                               ========== ======== ========= =========

Depreciation and amortization
 included in expense above     $   3,537  $ 3,331  $ 10,456  $  9,267
                               ========== ======== ========= =========

Cash dividend declared per
 common share                  $    0.10  $ 0.075  $   0.30  $  0.225
                               ========== ======== ========= =========

    CONTACT: Gulf Island Fabrication, Inc.
             Kerry J. Chauvin, 985-872-2100
             Chief Executive Officer
             or
             Robin A. Seibert, 985-872-2100
             Chief Financial Officer